EXHBIT 99.1

A MESSAGE TO WARNER-LAMBERT SHAREHOLDERS:

Rhetoric vs. Reality

On December 2,* your Board claimed:

But the facts are:

1. Despite the fact that the AHP deal is currently priced at $13 a share or a 15% discount to the Warner-Lambert price as of December 6, it represents "a very valuable opportunity..."	Pfizer has made a superior offer representing a premium of $13 a share or 18%, compared to American Home Products, as of December 6.
2. The AHP agreement is a "merger of equals" and somehow not an acquisition of Warner-Lambert by AHP.	AHP will acquire 100% of Warner-Lambert securities at a price significantly below today's market price.
3. Before the AHP deal was announced, Pfizer "could have come forward with a real proposal..."	Pfizer was unable to make the superior proposal it sought to make because Warner-Lambert hid behind the standstill agreement.
4. Pfizer's proposal has "self-imposed" conditions that cannot be met - in other words, it's Pfizer's fault.	Your present Board put onerous conditions in place to protect the inferior AHP deal.
5. The defensive provisions in the AHP deal just place "some constraint" on third party interest and somehow are "for the benefit of Warner-Lambert shareholders."

These blatantly coercive provisions are: a $2 billion break-up fee; options to block anyone but AHP from using pooling accounting; a lock-up period until November 2000; and a dead hand "poison pill" that works against anyone but AHP.

6. Your Board believes a combination with AHP would "enhance Warner-Lambert's... potential."

Warner-Lambert shareholders are better off with Pfizer based on all key financial measures. In fact, AHP actually hurts Warner-Lambert's financial performance. Worse still, AHP is the defendant in mass tort litigation which could lead to substantial unexpected liabilities borne by Warner-Lambert shareholders.

We will be doing everything we can do to enable you to cut through the Warner-Lambert rhetoric and take advantage of a superior offer from Pfizer.

[PFIZER LOGO]
* December 2 letter from Warner-Lambert Board of Directors to Warner-Lambert Shareholders.